Exhibit 23.1

June 26, 2023

Bruush Oral Care Inc.

We consent to the incorporation by reference in this Registration Statement on Form F-1 of our report dated March 10, 2023, relating to the financial statements as of October 31, 2022, 2021 and January 31, 2021, and for the 12-months ended October 31, 2022. 9-months ended October 31, 2021 and 12-months ended January 31, 2021 of Bruush Oral Care Inc., appearing in its Annual Report on Form 20-F for the year ended October 31, 2022.

We also consent to the reference to us under the heading “Experts” in the Registration Statement.

/s/ DMCL

DALE MATHESON CARR-HILTON LABONTE LLP

CHARTERED PROFESSIONAL ACCOUNTANTS